Exhibit 99.1

Press Release

INTRICON CLOSES $14.5 MILLION IN NEW CREDIT FACILITIES,

COMPLETES ACQUISITION OF TIBBETTS INDUSTRIES

ST. PAUL, Minn. — May 22, 2007 — IntriCon Corporation (AMEX: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature medical and electronics products, today announced it has closed $14.5 million in new senior secured credit facilities. Terms of the agreements include:

•	a $10.0 million revolving credit facility, with a subfacility for letters of credit, to mature in five years, and
•	a $4.5 million term loan facility, amortized in quarterly principal installments based on a five-year repayment schedule.

The $14.5 million credit facilities, which include one-, two-, three- and six-month London Interbank Offered Rate (LIBOR) interest rate options, were placed with Chicago-based LaSalle Bank N.A.

Mark S. Gorder, president and chief executive officer of IntriCon, said, “We believe that the favorable terms of our new credit facilities enhance IntriCon’s financial flexibility and strengthen the company in both the short- and long-term. We’re using the facilities to finance our purchase of Tibbetts Industries, refinance existing debt and meet working capital requirements. Additionally, LaSalle Bank is a well-respected institution with an international presence—a benefit to IntriCon as we further explore expansion both in the United States and abroad.”

The company also announced today that it has completed its $4.5 million acquisition of privately held Tibbetts Industries, Inc., a designer and manufacturer of microphone and receiver components used in hearing aids and medical devices.

In the transaction, previously announced in April 2007, IntriCon paid a $4.5 million cash purchase price and acquired substantially all of Tibbetts’ assets (other than real estate), including the assumption of certain liabilities. Tibbetts’ management is remaining with IntriCon and serving in their current roles.

“The addition of Tibbetts allows us to better serve our customers in hearing health, medical and professional audio industries,” Gorder. “They are pioneers in the development and manufacturing of magnetic telecoils and miniature transducers, key components for products such as hearing aids, receivers and microphones. In addition, the company’s surveillance capabilities expand our markets to include security products.”

Tibbetts has been developing and building miniature electro-acoustic transducers since 1945. Today, the company is industry-recognized for their development of miniature transducer and telecoil technology. Approximately 50 percent of the company’s sales are medical- or hearing-health related products. Tibbetts also offers audio components, assemblies and complete field kits to support technical surveillance by law enforcement and security agencies. In 2006, the company generated approximately $7 million in sales.

(more)

IntriCon Corporation

May 22, 2007

IntriCon completed the acquisition on schedule, following approval of the deal by Tibbetts’ shareholders and the successful fulfillment of customary closing conditions.

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature medical and electronic products. IntriCon is focused on four key markets: medical, hearing health, professional audio and communications, and electronics. IntriCon has facilities in the United States, Asia and Europe. IntriCon’s common stock trades under the symbol “IIN” on the American Stock Exchange. For more information about IntriCon, visit www.intricon.com.

(more)

IntriCon Corporation

May 22, 2007

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, statements concerning the the benefits of the new credit facilities and the Tibbetts acquisition, future growth and expansion, future financial condition and performance, prospects, and the positioning of IntriCon to compete in chosen markets. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon's control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the acquisition, including unanticipated liabilities and expenses, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, possible non-performance of developing technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, availability of electronic components for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:

Scott Longval, CFO

651-604-9526

slongval@intricon.com

or

At Padilla Speer Beardsley:

Matt Sullivan

612-455-1700

msullivan@psbpr.com

or

Marian Briggs

612-455-1700

mbriggs@psbpr.com

# # #